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                                 EXHIBIT 3(ii)


                              AMENDMENT TO BYLAWS

                                      OF

                           BALLARD MEDICAL PRODUCTS


     Article II, Section 8. PROXIES of the Corporation's Bylaws is hereby amended by adding a new paragraph (k), as follows:

               "(k) In connection with the Corporation's annual meeting of shareholders, a proxy may confer discretionary authority to vote on any of the matters specified in Regulation (S)240.14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, except that the 45-day period set forth in Rule 14a-4 is increased to 60 days."